Exhibit 99.3

[LOGO OF SONIC™]

news release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
November 13, 2002	Paul Lefebvre, Sonic Solutions 415.893.8000 phone • 415.893.8008 fax
NASDAQ:SNIC	paul_lefebvre@sonic.com email

Sonic™ to Acquire VERITAS’ Desktop and Mobile Division

Sonic to Offer Broadest DVD Product Line with Audio,
CD/DVD-ROM, PC Backup, Video CD and DVD-Video

Marin County, CA (November 13, 2002) — Sonic Solutions (NASDAQ: SNIC) today announced that it has entered into a definitive agreement to acquire the Desktop and Mobile Division (“DMD”) of VERITAS Software Corporation. Under the terms of the agreement, Sonic will acquire DMD’s products including RecordNow for CD and DVD-ROM burning applications, Drive Letter Access (DLA), Simple Backup and Backup MyPC. With the acquisition of DMD, Sonic will offer the broadest product line of software for CD and DVD burning including audio, data, and backup as well as VCD and DVD video creation. The addition of DMD also allows Sonic to expand its engineering, original equipment manufacturer (OEM) sales, and marketing teams to better support the leading PC, drive and graphics card OEMs.

“The DMD group is a perfect complement to our team at Sonic,” said Bob Doris, president of Sonic Solutions. “Together, we can realize one of our key goals: to provide our OEMs with a complete product line based on a common core engine for CD and DVD formatting and burning. This provides the greatest compatibility and reliability, and also makes it much faster and easier for OEMs to test and qualify new applications and updates.”

“We’re very pleased to learn of this combination,” said Andy Parsons, senior vice president of Pioneer’s Business Solutions Division. “Both Sonic and DMD have been involved with DVD almost from the beginning of the format and both groups have worked closely with us over the years to help deliver DVD-R/RW recorders to both professionals and consumers. The integration of Sonic’s DVD-Video authoring expertise with DMD’s mastering technology is an important step in helping our industry achieve the compatibility that’s key to consumers embracing personal DVD creation.”

Under the agreement with VERITAS, Sonic will issue $9.2 million of convertible preferred stock to VERITAS for the DMD group’s technology. Joining Sonic will be the DMD development and quality assurance team for RecordNow and RecordNow Max and other DMD products as well as the marketing, field sales, and the field application engineering (FAE) organization devoted to providing OEM customers with integration assistance and ongoing support. Completion of the acquisition is subject to customary closing conditions. The deal is expected to close toward the end of November.

With the acquisition of DMD’s products, the expanded Sonic product line of desktop applications will include:

Sonic to Acquire VERITAS Desktop and Mobile Division

Backup MyPC – A powerful yet easy-to-use data protection and disaster recovery solution for single computers or peer-to-peer networks. Advanced scheduling features and single-button operation enable users to back up their entire computer to DVD and CD-recordable, DVD-RAM, tape or other removable media.

CinePlayer™ – Delivering the highest-quality DVD and Video CD playback available on PCs, CinePlayer is the first DVD player to support the OpenDVD™ format, making it possible to seamlessly open an OpenDVD project in Sonic MyDVD for further editing.

Drive Letter Access – Drive Letter Access enables simple drag-and-drop data burning to DVD and CD recordable on Windows PCs.

DVDit!® – DVDit! is the leading DVD authoring application for videographers and corporate video producers publishing on DVD.

MyDVD® – The first DVD authoring application designed for consumers, with Hollywood-quality video and menus and simple Direct-to-DVD functionality, MyDVD is the leading DVD solution among DVD recorder and PC manufacturers.

RecordNow™ – Bringing simple CD and DVD burning to the PC, with its wizard-based interface, RecordNow enables consumers to create music CDs, MP3 CDs, and data CD and DVDs.

RecordNow Max™ – The complete CD and DVD data mastering solution, providing users with audio, CD, DVD, video, and MP3 recording applications to create music CDs, share digital photos, or create data CDs or DVDs.

Simple Backup – The easiest way to backup a PC, Simple Backup’s wizard-based interface puts data protection and disaster recovery in the hands of any PC user.

About Sonic Solutions (NASDAQ: SNIC)

Based in Marin County, California, Sonic (http://www.sonic.com) is the world’s leading manufacturer of solutions for DVD creation. Sonic MyDVD® (http://www.mydvd.com) is the first DVD authoring application for consumers, and is the leading DVD solution among DVD recorder and PC manufacturers. Sonic DVDit!® (http://www.dvdit.com) is the leading DVD authoring application for videographers and corporate video producers; more than two million copies of MyDVD and DVDit! have been shipped. With its high-performance MPEG decoding engine and support for Microsoft DirectX®, Sonic CinePlayer™ provides the highest-quality video and audio playback of DVDs or Video CDs. Sonic DVD Creator®, Sonic Scenarist®, Sonic ReelDVD® and Sonic DVD Producer™ are the most widely used systems for professional DVD publishing, and are installed worldwide at major studios, post production facilities and in corporate marketing departments. Sonic’s AuthorScript® engine for DVD formatting and burning is licensed by leading software developers including Adobe, Microsoft and Sony. Sonic is a full voting member of the DVD Forum, the standards-setting body for the DVD format.

Sonic to Acquire VERITAS Desktop and Mobile Division

The above paragraphs of this press release may contain forward looking statements that are based upon current expectations. Actual results could differ materially from those projected in the forward looking statements as a result of various risks and uncertainties including, among others, the timely introduction and acceptance of new products, costs associated with new product introductions, the transition of products to new hardware configurations and platforms and other factors, including those discussed in the Company’s annual and quarterly reports on file with the Securities and Exchange Commission. This press release should be read in conjunction with the Company’s most recent annual report on Form 10-K, Form 10-Q and Registration Statement on file with the Securities and Exchange Commission, which contain a more detailed discussion of the Company’s business including risks and uncertainties that may affect future results. The Company does not undertake to update any forward looking statements.

Sonic, the Sonic logo, CinePlayer, Edit-on-DVD and OpenDVD are trademarks of Sonic Solutions. AuthorScript, AutoDVD, DVD Creator, MyDVD, DVDit!, and ReelDVD, Scenarist and Sonic Solutions are registered trademarks of Sonic Solutions. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic under license. Specifications, pricing and delivery schedules are subject to change without notice.